Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of Summit Materials, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-202669 and No. 333-210036) on Form S-8  and registration statements (No. 333-210730 and 333-215437) on Form S-3 of Summit Materials, Inc. of our:

Reports dated February 14, 2018, with respect to the consolidated balance sheets of Summit Materials, Inc. and subsidiaries as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and stockholders’ equity for each of the fiscal years ended December 30, 2017, December 31, 2016, and January 2, 2016 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting of Summit Materials, Inc. and subsidiaries as of December 30, 2017, which reports appear in the December 30, 2017 annual report on Form 10-K of Summit Materials, Inc.

Report dated February 14, 2018, with respect to the consolidated balance sheets of Summit Materials, LLC and subsidiaries as of December 30, 2017 and December 31, 2016, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and members’ interest for each of the fiscal years ended December 30, 2017, December 31, 2016 and January 2, 2016 and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 30, 2017 annual report on Form 10-K of Summit Materials, Inc.

/s/ KPMG LLP

Denver, Colorado

February 14, 2018